ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment Agreement”) is entered into as of October 9, 2006, between The Park Avenue Portfolio, a Massachusetts business trust, on behalf of each of its series identified on Appendix A hereto, separately (each, an “Assignor”), and RS Investment Trust, a Massachusetts business trust, on behalf of each of its series identified on Appendix A hereto, separately (each, an “Assignee”).

RECITALS

A.            Assignors and State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), are parties to a certain Custodian Contract dated December 31, 1992, as amended from time to time (including all addenda thereto and any related Fee Schedules, the “Custodian Agreement”), pursuant to which State Street performs custodial and related services on behalf of each Assignor.

B.            Each Assignor and its corresponding Assignee, as designated on Appendix A, is a party to an Agreement and Plan of Reorganization, dated August 15, 2006 (“Agreement and Plan”), pursuant to which each Assignor will transfer all of its assets to its corresponding Assignee in exchange solely for shares of such Assignee and the assumption by the Assignee of identified liabilities of the Assignor (each, a “Reorganization”).  In connection with the transactions contemplated by that certain Agreement and Plan, the parties intend for State Street to provide services to Assignee pursuant to the Custodian Agreement, all on the terms and conditions set forth in this Assignment Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Assignment of Custodian Agreement.  Each Assignor hereby assigns, conveys, and otherwise transfers to the corresponding Assignee all of its rights, benefits, title, and interest in, to, and under the Custodian Agreement; provided, however, that this Agreement shall only be effective upon the Closing Date (as defined in the Agreement and Plan) of the applicable Reorganization.

2.             Acceptance and Assumption of Custodian Agreement.  Each Assignee hereby accepts from the corresponding Assignor the foregoing assignment of Assignor’s rights, title, and interest in, to and under the Custodian Agreement from Assignor and assumes and agrees to pay, perform, and discharge, from and after the Closing Date, any and all terms, obligations, covenants, conditions and provisions applicable to the Assignor under the Custodian Agreement [arising on or after the Closing Date.]  [It is intended that the Custodian Agreement take effect with respect to each of the Assignees as if a separate and new custodian agreement had been entered into by each Assignee with State Street as of the Closing Date.]

3.             Amendments.  No provision of this Assignment Agreement may be amended, modified, or waived except by written agreement duly executed by a duly authorized representative of each of the parties hereto.

4.             Consent.  By its signature below, State Street hereby consents to this assignment and assumption and agrees to be bound by the Custodian Agreement, as assigned, from and after the Closing Date in accordance with the foregoing.

5.             Headings.  The section headings used in this Assignment Agreement are for convenience of reference only and shall not be used or construed to define, interpret, expand, or limit any provision hereof.

6.             Counterparts.  This Assignment Agreement may be executed in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Facsimile signatures may be relied upon as originals.

7.             Governing Law.  This Assignment Agreement shall be governed by, and construed and enforced in accordance with, the internal substantive laws of The Commonwealth of Massachusetts, without giving effect to its conflict of law rules.

8.             Entire Agreement.  This Assignment Agreement, together with the Custodian Agreement and the agreements, documents and instruments executed in connection therewith, represent the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede and cancel any prior oral or written agreement, letter of intent or understanding with respect to such subject matter.

9.             Binding Agreement.  This Assignment Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each of the parties.

10.           Miscellaneous.  Copies of the Amended and Restated Agreements and Declarations of Trust of The Park Avenue Portfolio and RS Investment Trust (the “Trusts”) are on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this Assignment Agreement is executed on behalf of the Trustees of the Trusts as Trustees, and not individually, and that the obligations arising out of this Assignment Agreement are not binding upon the Trustees, officers, or holders of the Trusts’ shares individually but are binding only upon the assets and property of the series in question.

[Signature Page to Follow]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption Agreement as of the date first set forth above.

ASSIGNOR:

The Park Avenue Portfolio,
on behalf of each of its series
set forth on Appendix A, separately

By:

Name:
Title:

ASSIGNEE:

RS Investment Trust,
on behalf of each of its series
set forth on Appendix A, separately

By:

Name:
Title:

AGREED AND ACKNOWLEDGED:

State Street Bank and Trust Company

By:

Name:	Joseph L. Hooley
Title:	Executive Vice President

APPENDIX A

TO

ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignors:	Assignees:

The Park Avenue Portfolio	RS Investment Trust

The Guardian Park Avenue Fund	RS Core Equity Fund

The Guardian UBS Large Cap Value Fund	RS Large Cap Value Fund

The Guardian Park Avenue Small Cap Fund	RS Small Cap Core Equity Fund

The Guardian Asset Allocation Fund	RS Asset Allocation Fund

The Guardian S&P 500 Index Fund	RS S&P 500 Index Fund

The Guardian Baillie Gifford International Growth Fund	RS International Growth Fund

The Guardian Baillie Gifford Emerging Markets Fund	RS Emerging Markets Fund

The Guardian Investment Quality Bond Fund	RS Investment Quality Bond Fund

The Guardian Low Duration Bond Fund	RS Low Duration Bond Fund

The Guardian High Yield Bond Fund	RS High Yield Bond Fund

The Guardian Tax-Exempt Fund	RS Tax-Exempt Fund

The Guardian Cash Management Fund	RS Cash Management Fund